Filed Pursuant to Rule 424(b)(5)
                              Registration No. 33-50099

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 22, 1993)

EASTERN UTILITIES ASSOCIATES

1,500,000 Common Shares
($5 Par Value)

     This Prospectus Supplement relates to the Prospectus dated November 22, 1993 prepared for use in connection with the continuing program of acquisitions by EUA Cogenex Corporation ("EUA Cogenex"), a wholly-owned subsidiary of Eastern Utilities Associates ("EUA"). Such Prospectus provides for the exchange by EUA of up to 1,500,000 Common Shares of EUA in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities which EUA Cogenex may acquire. Such Prospectus also provides for the resale of Common Shares received by affiliates of a company acquired by EUA Cogenex.

     Highland Energy Group, Inc., a Colorado corporation ("Highland"), was acquired indirectly by EUA Cogenex on May 1, 1995 through a merger of Highland with and into EUA Acquisition Corporation, a wholly-owned subsidiary of EUA Cogenex. Thomas H. Stoner, Jr. ("Stoner"), an affiliate of Highland, received beneficial ownership of 20,950 Common Shares of EUA in exchange for shares of the capital stock of Highland. This Prospectus Supplement provides for the sale by Stoner, who resides at 121 Leonards Road, Boulder, CO 80302, from time to time of up to 20,950 shares of EUA.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND
          EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY
                 OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL
                            OFFENSE.
                         _______________

   The date of this Prospectus Supplement is December 6, 1996.